Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated July 22, 2024 in the Registration Statement on Form S-1 of ChampionsGate Acquisition Corporation (“the Company”), with respect to our audit of the Company’s financial statements as of May 13, 2024 and for the period from March 27, 2024 (inception) to May 13, 2024, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 9, 2024